     Portions of this exhibit were omitted and filed separately with the Secretary of the
Securities and Exchange Commission pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the
Securities Exchange Act of 1934. Such portions are marked by [***].

SUPPLY AGREEMENT

by and between

Vishay Measurements Group, Inc.,
a Delaware corporation,

as Supplier

and

Vishay S.A., a
French company,

as Buyer

Dated as of July 6, 2010

     This SUPPLY AGREEMENT (this “Agreement”) is made as of July 6, 2010 by and between Vishay Measurements Group, Inc., a Delaware corporation (“Supplier”), and Vishay S.A., a French company (“Buyer”). Supplier and Buyer each may be referred to herein as a “Party” and collectively, as the “Parties”.

     WHEREAS, subject to the terms, conditions, commitments and undertakings herein provided, Supplier is willing to manufacture and sell those products as set forth on Exhibit A hereto (as the same may be modified from time to time pursuant to the provisions hereof, the “Products”) to Buyer, and Buyer desires to purchase the Products from Supplier, in such quantities as Buyer shall request , as provided in this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

     For purposes of this Agreement, the following terms shall have the meanings specified in this Article I:

     “Affiliate” means, as applied to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with that Person as of the date on which or at any time during the period for when such determination is being made. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

     “Applicable Law” means any applicable law, statute, rule or regulation of any Governmental Authority, or any outstanding order, judgment, injunction, ruling or decree by any Governmental Authority.

     “Buyer” has the meaning set forth in the preamble of this Agreement.

     “Confidential Information” means all proprietary, design or operational information, data or material including, without limitation: (a) specifications, ideas and concepts for goods and services; (b) manufacturing specifications and procedures; (c) design drawings and models; (d) materials and material specifications; (e) quality assurance policies, procedures and specifications; (f) customer, client, manufacturer and supplier information; (g) computer software and derivatives thereof relating to design development or manufacture of goods; (h) training materials and information; (i) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; (j) all other know-how, methodology, procedures, techniques and Trade Secrets; (k) proprietary earnings reports and forecasts; (l) proprietary macro-economic reports and forecasts; (m) proprietary marketing, advertising and business plans, objectives and strategies; (n) proprietary general market evaluations and surveys; (o) proprietary financing and credit-

2

related information; (p) other copyrightable or patented works; (q) the terms of this Agreement; and (r) all similar and related information in whatever form; in each case, of one party which has been disclosed by Supplier or members of its Group on the one hand, or Buyer or members of its Group, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other Group.

     “Firm Order” means Buyer’s non-cancelable purchase order for Products to be purchased by Buyer from Supplier pursuant to this Agreement for delivery.

     “FOB” has the meaning and usage assigned to such words in the incoterms rules published by the International Chamber of Commerce.

     “Forecast” means, with respect to any relevant period, a good faith non-binding forecast, based on information available to Buyer at the time of such forecast (which information, if reduced to writing, shall be made available to Supplier upon reasonable request), of the Firm Order for each Product that Buyer expects to deliver to Supplier for each calendar month during such period.

     “Governmental Authority” means any U.S. or non-U.S. federal, state, local, foreign or international court, arbitration or mediation tribunal, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

     “Group” means, with respect to any Person, each Subsidiary of such Person and each other Person that is controlled directly or indirectly by such Person.

     “Intellectual Property” means all domestic and foreign patents and patent applications, together with any continuations, continuations-in-part or divisional applications thereof, and all patents issuing thereon (including reissues, renewals and re-examinations of the foregoing); design patents; invention disclosures; mask works; all domestic and foreign copyrights, whether or not registered, together with all copyright applications and registrations therefor; all domain names, together with any registrations therefor and any goodwill relating thereto; all domestic and foreign trademarks, service marks, trade names, and trade dress, in each case together with any applications and registrations therefor and all goodwill relating thereto; all Trade Secrets, commercial and technical information, know-how, proprietary or Confidential Information, including engineering, production and other designs, notebooks, processes, drawings, specifications, formulae, and technology; computer and electronic data processing programs and software (object and source code), data bases and documentation thereof; all inventions (whether or not patented); all utility models; all registered designs, certificates of invention and all other intellectual property under the laws of any country throughout the world.

     “Last-Time Buy Order” has the meaning set forth in Section 4.5.

     “Liability” means, with respect to any Person, any and all losses, claims, charges, debts, demands, Actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exoneration covenants, obligations under contracts, guarantees, make whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, joint or several, whenever arising, and including those arising under any Applicable Law, action, threatened or contemplated action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such actions or threatened or contemplated actions) or order of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, in each case, whether or not recorded or reflected or otherwise disclosed or required to be recorded or reflected or otherwise disclosed, on the books and records or financial statements of any Person, including any Liability for taxes.

     “Person” (whether or not initially capitalized) means any corporation, limited liability company, partnership, firm, joint venture, entity, natural person, trust, estate, unincorporated organization, association, enterprise, government or political subdivision thereof, or Governmental Authority.

     “Product” has the meaning set forth in the preamble of this Agreement.

     “Product Warranty” has the meaning set forth in Section 6.1(a).

     “Raw Materials Cost” means the direct cost of material used in a finished Product, including the normal quantity of material wasted in the production process, purchasing costs, inbound freight charges and any applicable subcontractor charges.

     “Six-Month Forecast” means a forward-looking Forecast for a period of six consecutive calendar months, beginning on July 1 and January 1 of each calendar year, or, if earlier with respect to any Product, the last day of the Term for such Product.

     “Subsidiary” of any Person means a corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

     “Supplier” has the meaning set forth in the preamble of this Agreement.

     “Supplier’s Other Manufacturing Obligations” means the manufacturing obligations and commitments of Supplier to Persons other than Buyer, including Supplier’s Affiliates.

     “Specifications” means, with respect to any Product, the design, composition, dimensions, other physical characteristics, chemical characteristics, packaging, unit count and trade dress of such Product.

     “Term” has the meaning set forth in Section 7.1.

     “Trade Secrets” means information, including a formula, program, device, method, technique, process or other Confidential Information that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable, under the circumstances, to maintain its secrecy.

     “Wholly-Owned Subsidiary” of a Person means a Subsidiary of that Person substantially all of whose voting securities and outstanding equity interest are owned either directly or indirectly by such Person or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

     The terms “herein”, “hereof”, “hereunder” and like terms, unless otherwise specified, shall be deemed to refer to this Agreement in its entirety and shall not be limited to any particular section or provision hereof. The term “including” as used herein shall be deemed to mean “including, but not limited to.” The term “days” shall refer to calendar days unless specified otherwise. References herein to “Articles”, “Sections” and “Exhibits” shall be deemed to mean Articles, Sections of and Exhibits to this Agreement unless otherwise specified.

ARTICLE II
PURCHASE AND SALE OF PRODUCTS

     SECTION 2.1 Agreement to Purchase and Sell Products. (a) During the Term, Supplier hereby agrees to manufacture and sell to Buyer, and Buyer hereby agrees to purchase and accept from Supplier, such amounts of Products, as from time to time shall be ordered by Buyer.

     (b) All Products to be sold to Buyer pursuant to this Agreement shall be manufactured by Supplier or an Affiliate of Supplier; provided, however, that Supplier may subcontract the manufacture of any Product to a manufacturer that is not an Affiliate of Supplier with Buyer’s prior written consent, which consent shall not be unreasonably withheld, provided that any such subcontracting shall not relieve Supplier of its obligations hereunder.

     SECTION 2.2 Product Specifications. (a) Supplier shall manufacture all Products according to the Specifications in effect as of the date of this Agreement, with such changes or additions to the Specifications of the Products related thereto as shall be requested by Buyer in accordance with this Section or as otherwise agreed in writing by the Parties. All other Products shall be manufactured with such Specifications as the Parties shall agree in writing.

     (b) Buyer may request changed or additional Specifications for any Product by delivering written notice thereof to Supplier not less than one hundred twenty (120) days in advance of the first Firm Order for such Product to be supplied with such changed or additional Specifications. Notwithstanding the foregoing, if additional advance time would reasonably be required in order to implement the manufacturing processes for production of a Product with any changed or additional Specifications, and to commence manufacture and delivery thereof, Supplier shall so notify Buyer, and Supplier shall not be required to commence delivery of such Product until the passage of such additional time.

     (c) Supplier shall be required to accommodate any change of, or additions to, the Specifications for any Product, if and only if (i) in Supplier’s good faith judgment, such changed or additional Specifications would not require Supplier to violate good manufacturing practice, (ii) the representation and warranty of Buyer deemed made pursuant to Subsection (e) below is true and correct, and (iii) Buyer agrees to reimburse Supplier for the incremental costs and expenses incurred by Supplier in accommodating the changed or additional Specifications, including the costs of acquiring any new machinery and tooling. For the avoidance of doubt, such costs and expenses shall be payable by Buyer separately from the cost of Products at such time or times as Supplier shall request.

     (d) Supplier shall notify Buyer in writing within thirty (30) days of its receipt of any request for changed or additional Specifications (i) whether Supplier will honor such changed or additional Specifications, (ii) if Supplier declines to honor such changed or additional Specifications, the basis therefor and (iii) if applicable, the estimated costs and expenses that Buyer will be required to reimburse Supplier in respect of the requested changes or additions, as provided in Subsection (c) above. Buyer shall notify Supplier in writing within fifteen (15) days after receiving notice of any required reimbursement whether Buyer agrees to assume such reimbursement obligation.

     (e) By its request for any changed or additional Specifications for any Product, Buyer shall be deemed to represent and warrant to Supplier that the manufacture and sale of the Product incorporating Buyer’s changed or additional Specifications, as a result of such incorporation, will not and could not reasonably be expected to (i) violate or conflict with any contract, agreement, arrangement or understanding to which Buyer and/or any of its Affiliates is a party, including this Agreement and any other contract, agreement, arrangement or understanding with Supplier and/or its Affiliates, (ii) infringe on any trademark, service mark, copyright, patent, trade secret or other intellectual property rights of any Person, or (iii) violate any Applicable Law. Buyer shall indemnify and hold Supplier and its Affiliates harmless (including with respect to reasonable attorneys’ fees and disbursements) from any breach of this representation and warranty.

     SECTION 2.3 New Products. If Buyer shall request in writing that Supplier manufacture and sell to Buyer an item that is not at the time a Product, Supplier shall consider such request in good faith, giving due consideration to Supplier’s available manufacturing capacity, Supplier’s Other Manufacturing Obligations, existing know-how, technical feasibility, cost, profitability and other relevant factors. Supplier shall inform Buyer within a reasonable time of Supplier’s determination in principle whether to manufacture such Product, and if Supplier has determined not to manufacture such Product, the reasons therefor. If Supplier shall inform Buyer that it is willing in principle to manufacture and sell such Product, Buyer and Supplier shall negotiate in good faith with respect to the terms of such manufacture and sale, including pricing and the Exhibits to this Agreement shall be modified accordingly; provided, however, that neither Party shall be bound with respect to the manufacture and sale of any such Product unless the Parties shall have so agreed in writing.

     SECTION 2.4 Supplier’s Supply Obligations. Supplier shall be obligated to manufacture and sell Products to Buyer, in accordance with Buyer’s Firm Orders, to the extent of Supplier’s then existing manufacturing capacity, taking into account Supplier’s Other Manufacturing Obligations; provided, however, the Supplier shall give equal priority to the orders of Buyer, on the one hand, and Supplier’s Other Manufacturing Obligations, on the other.

     SECTION 2.5 Product Changes. Supplier shall communicate any change in the Specifications for any Product or its manufacture in accordance with Supplier’s product change notification process. Buyer shall be deemed to have accepted such change unless, within thirty (30) days after receipt of notice from Supplier, Buyer informs Supplier that such change is not acceptable. If Buyer informs Supplier that such change is not acceptable, Supplier may by notice to Buyer either (x) continue to supply the Product in accordance with the original Specifications and manufacturing procedures or (y) terminate this Agreement with respect to such Product on a date specified by Supplier in a notice of termination, which date shall not be earlier than the earlier of (I) one (1) year from the date of Buyer’s information that it does not accept the change proposed by Supplier and (II) if such notice of termination is delivered more than ninety (90) days before the end of the then current Term, the end of such Term; subject to the right of the Buyer to submit a Last-Time Buy Order in accordance with Section 4.5.

     SECTION 2.6 Product Discontinuation. At any time Supplier may notify Buyer that Supplier is discontinuing the manufacture and sale of a Product. Such discontinuation shall take effect on a date specified by Supplier in a notice of discontinuation, which date shall not be earlier than one (1) year from the date of the notice of discontinuation; subject to the right of the Buyer to submit a Last-Time Buy Order in accordance with Section 4.5.

     SECTION 2.7 Consultation and Support. At either Party’s reasonable request, the Parties shall meet and discuss the nature, quality and level of supply services contemplated by this Agreement. In addition, Supplier will make available on a commercially reasonable basis and at commercially reasonable times qualified personnel to provide knowledgeable support service with respect to the Products. The Parties shall negotiate in good faith with respect to any fees and other charges incurred by Supplier in providing other than routine product support.

ARTICLE III
FORECASTS

     SECTION 3.1 Forecasts. (a) As soon as possible, but in no event later than thirty (30) days following the distribution of shares of common stock of Vishay Precision Group, Inc. (“VPG”) to the shareholders of Vishay Intertechnology, Inc. (“Vishay Intertechnology”) under that certain Master Separation and Distribution Agreement between Vishay Intertechnology and VPG (the “Master Separation Agreement”), Buyer shall provide to Supplier an initial Forecast for the period ending on December 31, 2010. Beginning on December 1, 2010, and thereafter, on May 31 and December 1 of each calendar year, Buyer shall provide to Supplier a Six-Month Forecast for the 6-month period beginning on the immediately following July 1 and January 1, respectively.

     (b) If it is commercially impracticable for Buyer to deliver a Six-Month Forecast for a particular Product, Buyer shall deliver Forecasts to Supplier at such intervals and for such periods as reasonable under the circumstances, and Supplier shall in good faith consider such Forecasts delivered by Buyer.

     (c) Supplier shall use all Forecasts delivered by Buyer under this Agreement for capacity and raw material planning purposes only, and such Forecasts will not constitute a commitment of any type by Buyer to purchase any Product.

     SECTION 3.2 Forecasts in Excess of Capacity. Upon receipt of each Forecast, Supplier shall determine whether it will have the capacity to manufacture and sell to Buyer the Products in the forecasted amounts. If Supplier determines that it will not have the capacity to manufacture and deliver any Product to Buyer as forecasted, Supplier shall so notify Buyer as promptly as practicable. Supplier and Buyer shall thereafter negotiate in good faith in order to match Supplier’s manufacturing capacity with Buyer’s requirements for the specified Product, such as by advancing or deferring the delivery of the Product to other periods. In the event that Supplier and Buyer shall agree to accommodate Buyer’s forecasted requirements in a manner that will require the expenditure by Supplier of unbudgeted costs and expenses in addition to the costs and expenses that Supplier would otherwise be required to expend in order to fulfill its obligations under this Agreement, Buyer shall be obligated to reimburse Supplier for such costs and expenses as have actually been expended by Supplier, notwithstanding that the manufacture and sale of Products in accordance with the Firm Orders subsequently delivered by Buyer for the relevant periods do not require such expenditure.

     SECTION 3.3 Firm Orders in Excess of Forecasts. In the event that the Firm Order for any Product shall exceed the Forecast contained in the most recent prior Forecast for such Product (as such Forecast may have been modified by agreement of the Parties in the manner contemplated in Section 3.2; such excess being referred to as the “Excess Order”), Supplier shall notify Buyer, as promptly as reasonably practicable after receipt of such Firm Order, whether Supplier has sufficient available capacity to accommodate the Excess Order, taking into consideration Supplier’s manufacturing capacity for such Product and Supplier’s Other Manufacturing Obligations. If Supplier shall not have sufficient available capacity to accommodate the Excess Order, Supplier and Buyer shall negotiate in good faith in order to match Supplier’s available manufacturing capacity with Buyer’s requirements for the specified Product, such as by advancing or deferring the delivery of the Product to other periods.

ARTICLE IV
ORDERS AND PAYMENT

     SECTION 4.1 Purchase Orders. (a) Buyer may place a Firm Order for the Products with Supplier at any time and from time to time.

     (b) Each Firm Order shall specify (i) number of units of the Product to be purchased and (ii) the requested delivery date, provided that Buyer shall request a delivery date with a lead delivery time that is customary for the particular Product, unless otherwise agreed upon by the Parties. Supplier agrees to provide Buyer prompt notice if it knows it cannot meet a requested delivery date.

     (c) If Buyer requires a Product on an emergency basis and so informs Supplier, and Supplier has the Product available in its uncommitted inventory, Supplier agrees to use reasonable commercial efforts to fill the emergency order as promptly as practicable. Buyer agrees to pay reasonable incremental expenses related to any emergency order.

     SECTION 4.2 Shipment.

     (a) Products will be shipped by Supplier to Buyer FOB shipping point.

     (b) Supplier shall package all Products so as to protect them from loss or damage during shipment, in conformity with good commercial practice, the Specifications and Applicable Law. Buyer shall be responsible, at its own cost and expense, for the shipment (including, among other fees, costs and expenses, transit and casualty insurance and third party fees) of all processed materials by Buyer. Supplier shall cooperate with Buyer in assembling and coordinating shipments, as reasonably requested by Buyer.

     (c) For the avoidance of doubt, title to and risk of loss or damage will pass to Buyer upon Buyer’s pick up for transfer of the Products ordered.

     SECTION 4.3 Prices. Pricing for the Products shall be as set forth on Exhibit A, as such Exhibit may be modified from time to time by agreement of the Parties. At least thirty (30) days prior to the beginning of each calendar year, the parties shall negotiate in good faith changes to the pricing of the Products to be applicable in the ensuing year. Such pricing shall take into account changes in the cost of manufacturing the Products, including labor, manufacturing, utility and other direct costs, and other ascertainable market inputs. If the Parties cannot in good faith agree on pricing for the Products, until such time as the Parties do so agree, Supplier shall have no obligation to honor any Firm Orders submitted by Buyer to the extent that such Firm Orders are placed following expiration of the then current calendar year.

     SECTION 4.4 Payment Terms. Unless otherwise agreed to by the Parties in writing, Buyer shall make payment separately for each Firm Order. Buyer shall pay the net amount of all invoice amounts within sixty (60) days of the date of Supplier’s invoice unless the terms of Supplier’s invoice permits later payment or allows for prepayment with a discount. Invoices shall not be sent earlier than the date on which the Products related thereto are delivered to Buyer.

     SECTION 4.5 Last-Time Buy Order.

     (a) Buyer shall have a right to place a written last-time Firm Order for a Product (a “Last-Time Buy Order”) if (i) Supplier delivers to Buyer notice of its intention not to renew the Term pursuant to Section 7.2; (ii) Supplier terminates this Agreement in respect of such Product in connection with Buyer’s choice not to accept a change in such Product under Section 2.5; (iii) Supplier delivers to Buyer a notice of discontinuation of such Product; or (iv) Buyer terminates this Agreement in connection with a material breach by Supplier pursuant to Section 7.3. The right of the Buyer to submit a Last-Time Buy Order shall entitle Buyer to purchase the Products at the price in effect for the products as of the time of Buyer’s exercise of such right.

     (b) A Last-Time Buy Order shall specify (i) number of units of the Product to be purchased and (ii) the requested delivery date or dates for such units. If Supplier informs Buyer that it cannot honor the requested delivery dates because of capacity restraints or otherwise, the Parties shall negotiate in good faith with respect to delivery dates mutually acceptable to Supplier and Buyer.

     (c) The Parties hereby agree to use commercially reasonable efforts to coordinate forecasting and ordering during the period between the date the Last-Time Buy Order is delivered to Supplier and the final delivery date to allow for regular supply of Products during such period.

ARTICLE V
CONFIDENTIALITY

     SECTION 5.1 Supplier and Buyer shall hold and shall cause each of their respective affiliates, directors, officers, employees, agents, consultants, advisors and other representatives to hold, in strict confidence and not to disclose or release without the prior written consent of the other party, any and all proprietary or confidential information, material or data of the other party that comes into its possession in connection with the performance by the parties of their rights and obligations under this Agreement. The provisions of Section 4.5 of the Master Separation Agreement shall govern, mutatis mutandis, the confidentiality obligations of the parties under this Section.

ARTICLE VI
PRODUCT WARRANTY; LIMITATION OF LIABILITY

     SECTION 6.1 Product Warranty; Merchantability Warranty. (a) Supplier warrants to Buyer that the Products shall, at the time of delivery to Buyer in accordance with Section 4.2: (i) conform to the Specifications therefor, as provided in Section 2.2; (ii) be free from material defects; and (iii) be manufactured in accordance with good manufacturing practice and Applicable Law (such warranty being referred to as the “Product Warranty”).

     (b) EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, NO WARRANTIES, OTHER THAN THE PRODUCT WARRANTY, ARE EXPRESSED OR IMPLIED IN RESPECT OF THE PRODUCTS, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     SECTION 6.2 Defective or Non-Conforming Products. (a) Claims by Buyer relating to the quantity of or damage to any Product or the failure of any Product to conform to its Specifications must be made within one (1) year of receipt of such Product and must be in writing, specifying in reasonable detail the nature and basis of the claim and citing relevant control or lot numbers or other information to enable identification of the Product in question. Supplier’s Liability to Buyer for damages for any such claim shall be limited to a refund for the price of the defective Product plus shipping costs or, at Buyer’s option, prompt replacement thereof with a Product that complies with the Product Warranty. Such refund and shipping costs or a replacement shall constitute Supplier’s sole and exclusive Liability for such claims. For the avoidance of doubt, nothing shall limit the obligations of Supplier to Buyer in respect of third party claims against Buyer arising from the failure of any Product to conform to its Specifications.

     (b) Any notifications to either Party pursuant to this Section 6.2 shall be subject to the confidentiality provisions of Article V above.

     SECTION 6.3 Indemnification. (a) Subject to Section 6.4, Supplier shall indemnify and hold Buyer harmless from and against any Liability, including reasonable attorney’s fees and disbursements, arising out of any third party claim for death, injury or damage to property resulting from (i) Supplier’s breach of this Agreement; or (ii) any claim that a Product purchased from Supplier infringes any intellectual property right of a third party.

     (b) Buyer shall indemnify and hold harmless Supplier from and against any Liability, including reasonable attorneys’ fees and disbursements, arising out of any third party claim for death, injury or damage to property resulting from use of any of the Products based upon (i) Buyer’s breach of this Agreement; or (ii) any change in condition of the Products caused by Buyer other than any change in Specifications requested by Supplier and deemed accepted by Buyer under Section 2.5.

     (c) Any Party seeking indemnification pursuant to this Section 6.3 shall promptly notify the other Party of the claim as to which indemnification is sought, shall afford the other Party, at the other Party’s sole expense, the opportunity to defend or settle the claim (in which case the indemnifying Party shall not be responsible for the attorneys’ fees of the indemnified Party with respect such claim) and shall cooperate to the extent reasonably requested by the other Party in the investigation and defense of such claim; provided, however, that any settlement of any such claim that would adversely affect the rights of the indemnified Party shall require the written approval of such indemnified Party; and provided further that an indemnified Party shall not settle any such claim without the written approval of the indemnifying Party.

     (d) The foregoing indemnification obligations shall survive any termination or expiration of this Agreement, in whole or in part, or the expiration or termination of the Term.

     SECTION 6.4 Limitation of Liability. In no event shall any Party be liable for any special, consequential, indirect, collateral, incidental or punitive damages or lost profits or failure to realize expected savings or other commercial or economic loss of any kind, arising out of any breach of this Agreement, including breach of the Product Warranty, or any other obligations of any Party hereunder, or any use of the Products, and each Party hereby knowingly and expressly waives any claims or rights with respect thereto; provided, however, that in the event a Party is required to pay to a third-party claimant any special, consequential, indirect, collateral, incidental or punitive damages or lost profits or failure to realize expected savings or other commercial or economic loss on any claim with respect to which such Party is indemnified by the other Party pursuant to this Agreement, such Party shall be entitled to indemnification from the other Party with respect to such third-party special, consequential, indirect, collateral, incidental or punitive damages or lost profits or failure to realize expected savings or other commercial or economic loss to the extent resulting from the indemnifiable acts or omissions of the other Party.

     SECTION 6.5 Insurance. Each of the Parties shall maintain general liability insurance covering their activities under this Agreement in accordance with prudent and customary commercial practices, in such amounts as shall be agreed upon from time to time by the Parties.

ARTICLE VII
TERM OF AGREEMENT; RENEWAL TERM; TERMINATION

     SECTION 7.1 Term of Agreement. Unless earlier terminated pursuant to Section 7.3, the term of this Agreement shall be perpetual.

     SECTION 7.2 Termination. Either Party may terminate this Agreement at any time upon prior written notice to the other at least one (1) year prior to the requested date of termination.

     SECTION 7.3 Rights Upon Termination. Following a termination of this Agreement, all further rights and obligations of the Parties under this Agreement shall terminate. Notwithstanding the foregoing, the termination of this Agreement shall not affect the rights and obligations of the Parties arising prior to such expiration or termination; and provided further that the Parties shall not be relieved of (i) their respective obligations to pay monies due or which become due as of or subsequent to the date of expiration or termination, and (ii) any other respective obligations under this Agreement which specifically survive or are to be performed after the date of such expiration or termination, including the provisions of Article V and 6.3. Any Firm Order, including a Last-Time Buy Order, submitted prior to the expiration or termination of this Agreement shall be filled by Supplier pursuant to the terms hereof even if the delivery date is after expiration or termination.

ARTICLE VIII
DISPUTE RESOLUTION

     SECTION 8.1 The terms and provisions of Article VIII of the Master Separation Agreement relating to the procedures for resolution of any disputes between the parties, shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to or arise under or in connection with this Agreement, or the transactions contemplated hereby, mutatis mutandis.

ARTICLE IX
MISCELLANEOUS

     SECTION 9.1 Assignment. This Agreement and the rights and obligations of a Party hereunder shall be assignable or delegable, in whole or in part, (i) by Supplier without the consent of Buyer, to a Wholly-Owned Subsidiary of Supplier that succeeds to the conduct of the foil resistor business responsible for supplying the Products; (ii) by Buyer without the consent of Supplier, to a Wholly-Owned Subsidiary of Buyer; or (iii) by either Party, to any Person who is not a Wholly-Owned Subsidiary of a Party only with the prior written consent of the other Party; provided, however, that no such assignment shall relieve the assigning Party of Liability for its obligations hereunder. The following actions shall not be deemed an assignment of this Agreement: (1) assignment or transfer of the stock of a Party, including by way of a merger, consolidation, or other form of reorganization in which outstanding shares of a Party are exchanged for securities, or (2) any transaction effected primarily for the purpose of (A) changing a Party’s state of incorporation or (B) reorganizing a Party into a holding company structure such that, as a result of any such transaction, such Party becomes a Wholly-Owned Subsidiary of a holding company owned by the holders of such Party’s securities immediately prior to such transaction. Any attempted assignment other than as provided herein shall be void. The provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the successors and permitted assigns of the Parties.

     SECTION 9.2 Force Majeure. The Parties shall not be liable for the failure or delay in performing any obligation under this Agreement (except pursuant to Section 7.4) if and to the extent such failure or delay is due to (i) acts of God; (ii) weather, fire or explosion; (iii) war, invasion, riot or other civil unrest; (iv) governmental laws, orders, restrictions, actions, embargoes or blockages; (v) action by any regulatory authority which prohibits the manufacture, sale or distribution of the Products, except to the extent due to Supplier’s breach of its obligations hereunder; (vi) regional, national or foreign emergency; (vii) injunction, strikes, lockouts, labor trouble or other industrial disturbances; (viii) shortage of adequate fuel, power, materials, or transportation facilities; or (ix) any other event which is beyond the reasonable control of the affected Party; provided, however, that the Party affected shall promptly notify the other Party of the force majeure condition and shall exert its reasonable commercial efforts to eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as possible.

     SECTION 9.3 Intellectual Property. All Intellectual Property owned or created by a Party shall remain its sole and exclusive property, and the other Party shall not acquire any rights therein by reason of this Agreement.

     SECTION 9.4 Entire Agreement. This Agreement and the Exhibits hereto constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all previous agreements, negotiations, discussions, understandings, writings, commitments and conversations between the parties with respect to such subject matter. No agreements or understandings exist between the parties other than those set forth or referred to herein or therein. If any provision of this Agreement or the application thereof to any Party or circumstance shall be declared void, illegal or unenforceable, the remainder of this Agreement shall be valid and enforceable to the extent permitted by Applicable Law. In such event, the Parties shall use their best efforts to replace the invalid or unenforceable provision with a provision that, to the extent permitted by Applicable Law, achieves the purposes intended under the invalid or unenforceable provision.

     SECTION 9.5 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof to the extent such rules would require the application of the law of another jurisdiction.

     SECTION 9.6 Consent to Jurisdiction. Subject to the provisions of Article VIII, each of the Parties irrevocably submits to the jurisdiction of the federal and state courts located in Philadelphia, Pennsylvania and the City of New York, Borough of Manhattan for the purposes of any suit, action or other proceeding to compel arbitration, for the enforcement of any arbitration award or for specific performance or other equitable relief pursuant to Section 9.16. Each of the parties further agrees that service of process, summons or other document by U.S. registered mail to such parties address as provided in Section 9.10 shall be effective service of process for any action, suit or other proceeding with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 9.6. Each of the parties irrevocably waives any objection to venue in the federal and state courts located in Philadelphia, Pennsylvania and the City of New York, Borough of Manhattan of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby for which it has submitted to jurisdiction pursuant to this

Section 9.6, and waives any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     SECTION 9.7 Independent Contractor. Nothing contained in this Agreement shall constitute a Party as a partner, employee or agent of the other Party, nor shall any Party hold itself out as such. Neither Party shall have the right or authority to incur, assume or create, in writing or otherwise, any warranty, Liability or other obligation of any kind, express or implied, in the name or on behalf of the other Party, and each Party is and shall remain an independent contractor, responsible for its own actions. Except as otherwise explicitly provided herein, each Party shall be responsible for its own expenses incidental to its performance of this Agreement.

     SECTION 9.8 Set-Off. The obligation of Buyer to pay the purchase price for Products shall be unconditional, except as provided in this Agreement, and shall not be subject to any defense, setoff, counterclaim or similar right against Supplier or any of its Affiliates that could be asserted by Buyer or any of its Affiliates under any other contract, agreement, arrangement or understanding or otherwise under Applicable Law.

     SECTION 9.9 Waivers. No claim or right arising out of or relating to a breach of any provision of this Agreement can be discharged in whole or in part by a waiver or renunciation of the claim or right unless the waiver or renunciation is supported by consideration and is in writing signed by the aggrieved Party. Any failure by any Party to enforce at any time any provision under this Agreement shall not be considered a waiver of that Party’s right thereafter to enforce each and every provision of this Agreement.

     SECTION 9.10 Notices. All notices, demands and other communications required to be given to a Party hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, sent by a nationally recognized overnight courier, transmitted by facsimile, or mailed by registered or certified mail (postage prepaid, return receipt requested) to such Party at the relevant street address or facsimile number set forth below (or at such other street address or facsimile number as such Party may designate from time to time by written notice in accordance with this provision):

     If to Supplier, to:

     Vishay Measurements Group Inc.
     c/o Vishay Precision Group, Inc.
     3 Great Valley Parkway
     Malvern, PA 19355-1307
     Attention: William M. Clancy
     Telephone: 484-321-5300
     Facsimile: 484-321-5300

     with a copy to:

     Pepper Hamilton LLP
     3000 Two Logan Square
     Eighteenth and Arch Streets

     Philadelphia, Pennsylvania 19103-2799
     Attention: Barry Abelson, Esq.
     Telephone: 215-981-4000
     Facsimile: 215-981-4750

     If to Buyer, to:

     Vishay S.A.
     c/o Vishay Intertechnology, Inc.
     63 Lancaster Avenue
     Malvern, PA 19355-2120
     Attention: Dr. Lior E. Yahalomi
     Telephone: 610-644-1300
     Facsimile: 610-889-2161

     with a copy to:

     Kramer Levin Naftalis & Frankel LLP
     1177 Avenue of the Americas
     New York, NY 10036
     Attention: Ernest S. Wechsler, Esq.
     Telephone: 212-715-9100
     Facsimile: 212-715-8000

Any notice, demand or other communication hereunder shall be deemed given upon the first to occur of: (i) the fifth (5th) day after deposit thereof, postage prepaid and addressed correctly, in a receptacle under the control of the United States Postal Service; (ii) transmittal by facsimile transmission to a receiver or other device under the control of the party to whom notice is being given; (iii) actual delivery to or receipt by the party to whom notice is being given or an employee or agent thereof; or (iv) one (1) day after delivery to an overnight carrier.

     SECTION 9.11 Headings. The headings contained herein are included for convenience of reference only and do not constitute a part of this Agreement.

     SECTION 9.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered or transmitted by facsimile, e-mail or other electronic means, shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. A facsimile or electronic signature is deemed an original signature for all purposes under this Agreement.

     SECTION 9.13 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

     SECTION 9.14 Waiver of Default. (a) Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or the parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any party, it is in writing signed by an authorized representative of such party.

     (b) Waiver by any party of any default by the other party of any provision of this Agreement shall not be construed to be a waiver by the waiving party of any subsequent or other default, nor shall it in any way affect the validity of this Agreement or any party hereof or prejudice the rights of the other party thereafter to enforce each and ever such provision. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     SECTION 9.15 Amendments. No provisions of this Agreement shall be deemed amended, modified or supplemented by any Party, unless such amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such amendment, supplement or modification.

     SECTION 9.16 Specific Performance. The Parties agree that the remedy at law for any breach of this Agreement may be inadequate, and that, as between Supplier and Buyer, any Party by whom this Agreement is enforceable shall be entitled to seek temporary, preliminary or permanent injunctive or other equitable relief with respect to the specific enforcement or performance of this Agreement. Such Party may, in its sole discretion, apply to a court of competent jurisdiction for such injunctive or other equitable relief as such court may deem just and proper in order to enforce this Agreement as between Supplier and Buyer, or the members of their respective Groups, or prevent any violation hereof, and, to the extent permitted by Applicable Law, as between Supplier and Buyer, each Party waives any objection to the imposition of such relief.

     SECTION 9.17 Waiver of jury trial. Subject to Article VIII, each of the Parties hereby waives to the fullest extent permitted by Applicable Law any right it may have to a trial by jury with respect to any court proceeding directly or indirectly arising out of and permitted under or in connection with this Agreement or the transactions contemplated hereby. Each of the Parties hereby (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this agreement and the transactions contemplated by this agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.17.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

SUPPLIER:
VISHAY MEASUREMENTS GROUP, INC.

By:	/s/ William M. Clancy
Name: William M. Clancy
Title: Secretary

BUYER:
VISHAY S.A.

By:	/s/ Denis Maugest
Name: Denis Maugest
Title: Directeur General

EXHIBIT A

MINIMUM
		PRICE(c)	ORDER
Product	DESCRIPTION	(USD)	QUANTITY
[***]	[***]	[***]	[***]
[***]

     Portions of this exhibit were omitted and filed separately with the Secretary of the Securities and Exchange
Commission pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such portions are marked by [***].